AMENDMENT TO
PARTICIPATION AGREEMENT
     The Participation Agreement (the “Agreement”), dated as of May 1, 2002, by and among AIM Variable Insurance Funds, a Delaware trust (“AVIF”), Transamerica Financial Life Insurance Company (formerly, AUSA Life Insurance Company, Inc.) (“LIFE COMPANY”) and Transamerica Capital, Inc., is hereby amended as follows.
     WHEREAS, effective April 30, 2010, AIM Variable Insurance Funds will be renamed AIM Variable Insurance Funds (Invesco Variable Insurance Funds). All references to AIM Variable Insurance Funds will hereby be deleted and replaced with AIM Variable Insurance Funds (Invesco Variable Insurance Funds);
     Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:
SCHEDULE A
FUNDS AVAILABLE UNDER THE CONTRACTS
ALL SERIES I SHARES AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
ACCOUNTS UTILIZING THE FUNDS
ALL ACCOUNTS UTILIZING THE FUNDS
CONTRACTS FUNDED BY THE ACCOUNTS
ALL CONTRACTS FUNDED BY THE ACCOUNTS

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Effective date: April 30, 2010.
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By:	/s/ John M. Zerr

Name:	John M. Zerr

Title:	Senior Vice President

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
(FORMERLY, AUSA LIFE INSURANCE COMPANY, INC.)
By its authorized officer,

By:	/s/ Arthur D. Woods

Name:	Arthur D. Woods

Title:	Vice President

TRANSAMERICA CAPITAL, INC.

By:	/s/ Brenda L. Smith

Name:	Brenda L. Smith

Title:	Assistant Vice President

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